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                               [WCP LETTERHEAD]





                              September 17, 1997






Donaldson, Lufkin & Jenrette, Inc.
277 Park Avenue
New York, New York 10172

Ladies and Gentlemen:

                  We have acted as special counsel in connection with the Company's Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, for the registration of the sale by Donaldson, Lufkin & Jenrette, Inc. (the "Company") from time to time of up to $1,000,000,000 aggregate principal amount of senior and subordinated debt securities (the "Debt Securities"). Pursuant to the Registration Statement, the Company has filed a Prospectus Supplement dated September 12, 1997, to the Prospectus dated August 22, 1997, providing for the issuance of Global Floating Rate Notes due September 2002 (the "Notes").

                  We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion.



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Donaldson, Lufkin & Jenrette, Inc.
September 17, 1997

                                     - 2 -


                  On the basis of the foregoing, we are of the opinion that:

                  The Notes issued pursuant to the Indenture dated September 3, 1997, as supplemented by the First Supplemental Indenture, to be dated as of September 18, 1997 (together, the "Indenture"), each between the Company and the Trustee, have been duly authorized and, when executed, authenticated, issued and delivered in accordance with the Indenture and the Underwriting Agreement, dated September 12, 1997, such Notes will constitute a valid and binding obligation of the Company, enforceable in accordance with its terms, except as (a) the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar laws now or hereinafter in effect relating to or affecting the enforcement of creditors' rights generally and (b) the availability of equitable remedies may be limited by equitable principles of general applicability (regardless of whether considered in a proceeding at law or in equity).

                  In connection with the opinion expressed above, we have assumed that, none of the terms of the Notes to be established subsequent to the date hereof, will violate any applicable law or will result in a violation of any provision of any instrument or agreement then binding upon the Company, or any restriction imposed by any court or governmental body having jurisdiction over the Company.

                  This opinion is based as to matters of law solely on applicable provisions of (i) the General Corporation Law of the State of Delaware, as amended, (ii) New York contract law (but not including any statutes, ordinances, administrative decisions, rules or regulations of any political subdivision of the State of New York), and (iii) federal statutes and regulations, and we express no opinion as to any other laws, statutes, ordinances, rules or regulations. We are licensed to practice law in the District of Columbia and do not hold ourselves out as beings experts in the laws of any other jurisdiction. Although we do not hold ourselves out as being experts in the laws of any other jurisdiction, we have made such investigation of the laws of the States of Delaware and New York as we deemed necessary to express the opinions set forth herein.

                  We hereby consent to the filing of this opinion as an exhibit to the Form 8-K which will be filed in connection with the issuance of the Notes.


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Donaldson, Lufkin & Jenrette, Inc.
September 17, 1997

                                     - 3 -

                  This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent.

                                            Very truly yours,

                                            WILMER, CUTLER & PICKERING



                                             By: /s/ Russell J. Bruemmer
                                                ------------------------------
                                                Russell J. Bruemmer, a partner